NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF

Nevada

NUMBER | **SHARES**

Netfone, Inc.

AUTHORIZED COMMON STOCK: 100,000,000 SHARES • PAR VALUE: $0.001

CUSIP NO. 643337 10 2

THIS CERTIFIES THAT

Is The Record Holder Of

Shares of **NETFONE, INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

PRESIDENT

SECRETARY


NETFONE, INC.
CORPORATE
Seal
June 8, 2006
NEVADA